UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2012

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Principal Financial Officer

On September 29, 2012, the Board of Directors of Lydall, Inc. (“Lydall” or the “Company”) appointed Robert K. Julian Executive Vice President and Chief Financial Officer of the Company, effective as of October 29, 2012.

Mr. Julian, age 50, will be leaving his position as the Senior Vice President and Chief Financial Officer of Legrand North America whose parent company, Legrand, S.A., is a global manufacturer of products and systems for electrical installations and information networks for commercial, residential and industrial buildings with annual sales in excess of EURO 4.3 billion. Mr. Julian has held this position since October 2004. From January 2002 to October 2004, Mr. Julian was the Vice President and Controller – Worldwide Strategic Sourcing of Fisher Scientific International, Inc. (now Thermo Fisher Scientific), a leading manufacturer and distributor of over 600,000 products and services to the scientific community.

Mr. Julian will be entitled to receive the following compensation and benefits from the Company: (i) an annual base salary of $350,000; (ii) eligibility to participate in the Company’s Annual Incentive Performance Program at 50% of his actual paid base salary in accordance with the terms and conditions of the program; (iii) a sign-on bonus of $275,000; (iv) the grant of an incentive stock option entitling him to purchase 30,000 shares of the Company’s common stock, vesting in four equal annual installments, at a per share exercise price equal to of the fair market value on the date of grant; (v) the grant of a time-based restricted stock award covering 25,000 shares of the Company’s common stock, vesting in one installment on the second anniversary of the date of grant; (vi) the grant of a performance-based restricted stock award covering 15,000 shares that will be based on financial metrics for 2015 to be determined by the Compensation Committee and, to the extent achieved, would vest in full upon certification by the Compensation Committee (which is expected to occur in March 2016); (vii) a monthly car allowance of $1,150; and (viii) other benefits received by similarly situated employees. The stock option and time-based restricted stock awards are expected to be granted on November 6, 2012 (or the first full trading day after the release of the Company’s earnings results for the third quarter).

In connection with his appointment, the Company and Mr. Julian entered into an agreement, dated October 3, 2012, (in substantially the form provided to other executive officers) specifying the termination benefits to which Mr. Julian will be entitled in the event that his employment is terminated by the Company without cause. These termination benefits include one year of salary, bonus (calculated as the average over three prior years) and reimbursement of health insurance premiums. If the termination occurs within 18 months following a change in control, or if Mr. Julian terminates his employment for good reason (as defined in the agreement) within 18 months following a change in control, his termination benefits will be increased to two years of salary, bonus and reimbursement of health insurance premiums, plus accelerated vesting of his equity awards and a prorated portion of his cash target bonus for the year of termination. The Company’s obligation to provide these termination benefits to Mr. Julian is subject to his execution without revocation of a valid release in substantially the form attached to his agreement. A copy of Mr. Julian’s agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Julian and any other person pursuant to which he was appointed to his positions, and Mr. Julian is not related to any executive officer or director of the Company. Mr. Julian has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Erika H. Steiner (formerly Erika G. Turner), Vice President and Chief Financial Officer of the Company, will be departing the Company on November 6, 2012. Ms. Steiner will receive severance benefits consistent with the terms of her agreement dated November 2, 2009, which include one year of salary, bonus and health benefits, plus outplacement services, subject to her execution without revocation of a valid release in substantially the form attached to her agreement. A copy of Ms. Steiner’s November 2, 2009 agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2009.

A copy of the Company’s press release, dated October 4, 2012, announcing the foregoing changes in management is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following are filed as Exhibits to this report:

Exhibit Number	Description of Exhibit
10.1	Agreement, dated October 3, 2012, between Lydall, Inc. and Robert K. Julian.
99.1	Press Release, dated October 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

October 4, 2012	By:	/s/ PAUL G. IGOE
Paul G. Igoe
Vice President and General Counsel

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